Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:
Gregory S. Skinner
Vice President Finance and CFO
(650) 261-3677

LANDEC ANNOUNCES END OF MONSANTO AGREEMENT
AND A RETURN OF ALL RIGHTS

MENLO PARK, CA ― September 14, 2011, Landec Corporation (Nasdaq:LNDC), a materials science company that develops and markets patented polymer products for food, agricultural, medical device and licensed partner applications, today announced that Monsanto Company has informed Landec that Monsanto is shifting its focus to other areas of research and development and is reallocating resources to those areas.  Accordingly, Monsanto has indicated that it intends to allow the co-exclusive technology license agreement between Landec and Monsanto to expire in accordance with its terms on December 1, 2011. The agreement was originally entered into in December 2006, in connection with the sale of Fielder’s Choice Direct to Monsanto, as a five-year co-exclusive technology license and polymer supply agreement covering Landec’s Intellicoat® polymer seed coating technology.  The agreement was amended in November 2009 to grant certain limited rights to Monsanto for seed applied controlled release applications.  The termination of the Monsanto agreement has no impact on Landec’s fiscal year 2012 financial results or guidance. All rights to the Intellicoat seed coating and controlled release technology will revert to Landec, allowing Landec to broaden its on-going discussions with other leading seed and crop protection companies.

Gary Steele, Landec Chairman and CEO, explained, “Upon the termination of the agreement, Monsanto will pay Landec Ag, Landec’s wholly-owned seed coating subsidiary, a $4 million termination fee.  Since December 2006, the Company has been recognizing $200,000 in revenue per quarter as a result of this guaranteed termination fee. Also, we reiterate our guidance as previously stated in our Fiscal Year and Fourth Quarter 2011 earnings release dated July 26, 2011, that for fiscal year 2012, we plan to grow revenues approximately 5% and, after adding back the $4.8 million impairment charge to net income for fiscal year 2011, we plan to grow net income in fiscal year 2012 by 30% to 40%.  This guidance assumed no ongoing relationship with Monsanto after December 1, 2011.”

“We benefited from our collaborative partnership with Monsanto and appreciate their technological and financial support,” continued Steele.  “Landec is interested in continuing to develop and advance its controlled release technology and we have begun initial discussions with seed and crop protection companies who have expressed an interest in the technology.  We think our controlled release technology is viable but will require further development and field validation.  This technology is unique and proprietary and supported by multiple Landec patent applications.”

Concluded Mr. Steele, “Landec’s strategy, as evidenced by the growth in revenue and gross margin during fiscal year 2011, is to continue to shift its revenue mix to higher margin businesses by identifying and taking advantage of high margin business opportunities and by investing in new product development.  Pursuing opportunities with leading seed and crop protection companies is consistent with implementing that strategy.”

Landec is a materials science company, leveraging its capability in polymer science and bio-application development in order to commercialize new products within a variety of life science fields, including food, agricultural, personal care and medical applications.  With its Intelimer® polymers, Landec is able to customize its proprietary polymer materials for each application through the manipulation of controlled release, temperature activation and biocompatibility properties.  Landec’s subsidiary, Apio, has leveraged Landec’s BreatheWay® membrane to become the leader in U.S. fresh-cut specialty vegetables.  Landec Ag offers a full solution of seed coatings and enhancements that work with the latest genetic technologies to drive continuous improvements in crop yield.  Landec has also commercialized dozens of personal care, industrial and adhesive products through its long-standing partner relationships. Through its subsidiary, Lifecore Biomedical, Landec is a premium supplier of hyaluronan-based biomaterials to the ophthalmic, orthopedic and veterinary markets worldwide. For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, the integration of Lifecore’s operations into the Company, the severity of the current economic slowdown, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 29, 2011 (See item 1A: Risk Factors) which may be updated in Part II Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q.  As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable.  The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.